Exhibit 99.1

For immediate release	For More Information:
J. Bruce Hildebrand, Executive Vice President
325.627.7155
FIRST FINANCIAL BANKSHARES ANNOUNCES
FOURTH QUARTER RESULTS
AND 20TH CONSECUTIVE YEAR OF INCREASED EARNINGS
ABILENE, Texas, January 24, 2007 — First Financial Bankshares, Inc. today reported results for the fourth quarter of 2006, including earnings of $11.71 million, a 10.7 percent increase compared with $10.58 million in the same quarter last year. Basic earnings per share increased 9.8 percent to $0.56 in the fourth quarter of 2006 from $0.51 in the same period last year.
Net interest income for the fourth quarter of 2006 increased 8.8 percent to $26.97 million compared with $24.79 million in the same quarter last year, due primarily to companywide growth in the loan portfolio and an increase in interest-bearing assets from the acquisition in December 2005 of The First National Bank of Bridgeport. The net interest margin, on a taxable equivalent basis, was 4.43 percent for the fourth quarter of 2006, no change from the same quarter last year. The provision for loan losses was $247,000 in the fourth quarter of 2006, compared with $269,000 in the same quarter last year.
Noninterest income in the fourth quarter was $11.05 million, an increase of 10.9 percent compared with $9.97 million in the same quarter a year earlier. Trust fees increased 9.2 percent to $2.09 million compared with $1.92 million in the same quarter last year due to the growth in assets managed. Revenue from service charges on deposits increased 3.1 percent to $5.66 million compared with $5.49 million a year ago, due primarily to the Bridgeport acquisition and an increase in net new accounts.
Noninterest expense increased 8.3 percent in the fourth quarter of 2006 to $21.13 million from $19.52 million in the same quarter last year due in part to the additional salaries, employee benefits, facilities and other expenses from the Bridgeport acquisition. The Company’s efficiency ratio in the fourth quarter of 2006 stood at 53.94 percent compared with 54.30 percent in the same quarter a year ago.
First Financial Bankshares reported its 20th consecutive year of increased earnings. Net income for the year rose 4.6 percent to $46.03 million from $44.02 million in 2005. Basic earnings per share increased 4.2 percent for the year to $2.22 from $2.13 in 2005. Net interest income increased 11.2 percent in 2006 to $105.87 million from $95.19 million the previous year. The provision for loan losses was $2.06 million for 2006 compared with $1.32 million a year ago due to overall loan growth, changes in classification of certain loans and recognition of general economic conditions, including concerns about a slowing real estate market. Excluding the after-tax proceeds of $2.5 million received in 2005 from the merger of PULSE EFT Association with Discover Financial Services, Inc., net income for 2006 would have increased 10.9 percent over the same period last year.

“We are pleased to report to our shareholders another strong year of increased earnings fueled by the increase in assets from our Bridgeport acquisition and an increase in loans in the fourth quarter,” said F. Scott Dueser, President and Chief Executive Officer. “While our net interest margin declined six basis points in the fourth quarter from the previous quarter, we are pleased that we were able to maintain our net interest margin as well as we did, given the continued pressures on deposit interest rates and the unfavorable flat yield curve. As we look ahead to 2007, we believe First Financial is well positioned to serve the financial needs of our Texas communities and enjoy continued long-term growth for our shareholders.”
As of December 31, 2006, consolidated assets for the Company totaled $2.85 billion compared with $2.73 billion a year ago. Loans increased 6.6 percent to $1.37 billion at year end, compared with loans of $1.29 billion a year ago. Total deposits were $2.38 billion at year end compared with $2.37 billion at the end of 2005, an increase of less than one percent. Demand deposits grew 10.0 percent while interest-bearing deposits decreased 2.5 percent reflecting the Company’s focus on managing its cost of funds. Shareholders’ equity rose to $300.90 million as of December 31, 2006, compared with $276.28 million the prior year.
Headquartered in Abilene, Texas, First Financial Bankshares is a financial holding company that operates ten separately chartered banks with 44 locations in Texas. The bank subsidiaries are First Financial Bank, N.A., Abilene, Clyde and Moran; First Financial Bank, N.A., Eastland, Ranger and Rising Star; First Financial Bank, N.A., Cleburne, Burleson, Alvarado and Midlothian; Hereford State Bank, Hereford; City National Bank, Mineral Wells; San Angelo National Bank, San Angelo; First Financial Bank, N.A., Southlake, Trophy Club, Keller, Bridgeport, Decatur and Boyd; First Financial Bank, N.A., Stephenville, Granbury and Glen Rose; First National Bank, Sweetwater, Roby and Trent; and Weatherford National Bank, Weatherford, Willow Park and Aledo. The Company also operates First Financial Trust and Asset Management Company, N.A., with five locations and First Technology Services, Inc., a technology operating company.
The Company is listed on The NASDAQ Global Select Market under the trading symbol FFIN. For more information about First Financial Bankshares, please visit our Web site at http://www.ffin.com.
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Certain statements contained herein may be considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon the belief of the Company’s management, as well as assumptions made beyond information currently available to the Company’s management, and may be, but not necessarily are, identified by such words as “expect”, “plan”, “anticipate”, “target”, “forecast” and “goal”. Because such “forward-looking statements” are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include competition from other financial institutions and financial holding companies; the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in the demand for loans; fluctuations in value of collateral and loan reserves; inflation, interest rate, market and monetary fluctuations; changes in consumer spending, borrowing and savings habits; and acquisitions and integration of acquired businesses, and similar variables. Other key risks are described in the Company’s reports filed with the Securities and Exchange Commission, which may be obtained under “Investor Relations-Documents/Filings” on the Company’s Web site or by writing or calling the Company at 325.627.7155. Except as otherwise stated in this news announcement, the Company does not undertake any obligation to update publicly or revise any forward-looking statements because of new information, future events or otherwise.

FIRST FINANCIAL BANKSHARES, INC.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except share and per share data)

	Dec. 31,
	2006	2005
ASSETS:
Cash and due from banks	$128,492	$130,359
Fed funds sold	64,485	120,950
Investment securities	1,129,313	1,046,121
Loans	1,373,735	1,288,604
Allowance for loan losses	(16,201)	(14,719)

Net loans	1,357,534	1,273,885
Premises and equipment	60,963	60,093
Goodwill	62,112	62,317
Other intangible assets	4,590	6,010
Other assets	42,676	34,092

Total assets	$2,850,165	$2,733,827

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Noninterest-bearing deposits	$685,336	$623,156
Interest-bearing deposits	1,698,688	1,743,121

Total deposits	2,384,024	2,366,277
Short-term borrowings	143,244	74,239
Other liabilities	21,996	17,035
Shareholders’ equity	300,901	276,276

Total liabilities and shareholders’ equity	$2,850,165	$2,733,827

	Three Months Ended		Year Ended
	Dec. 31,		Dec. 31,
INCOME STATEMENTS	2006	2005	2006	2005
Interest income	$40,564	$33,811	$154,494	$123,944
Interest expense	13,594	9,023	48,628	28,757

Net interest income	26,970	24,788	105,866	95,187
Provision for loan losses	247	269	2,061	1,320

Net interest income after provision for loan losses	26,723	24,519	103,805	93,867
Noninterest income	11,047	9,966	44,668	44,180
Noninterest expense	21,132	19,521	83,136	75,649

Net income before income taxes	16,638	14,964	65,337	62,398
Income tax expense	4,929	4,383	19,308	18,375

Net income	$11,709	$10,581	$46,029	$44,023

PER COMMON SHARE DATA
Net income — basic	$0.56	$0.51	$2.22	$2.13
Net income — diluted	0.56	0.51	2.21	2.12
Cash dividends	0.30	0.28	1.18	1.10
Book value			14.51	13.34
Market value			41.86	35.06
Shares outstanding — end of period	20,739,127	20,714,401	20,739,127	20,714,401
Average outstanding shares — basic	20,734,697	20,709,615	20,725,432	20,696,980
Average outstanding shares — diluted	20,802,785	20,791,465	20,787,569	20,777,518

PERFORMANCE RATIOS
Return on average assets	1.67%	1.64%	1.68%	1.80%
Return on average equity	15.74	15.32	16.20	16.17
Net interest margin (tax equivalent)	4.43	4.43	4.46	4.49
Efficiency ratio	53.94	54.30	53.57	52.48

	Year Ended
	Dec. 31,
RECONCILIATION OF NET INCOME	2006	2005
Net Income	$46,029	$44,023
Gain on sale of Pulse ownership rights	—	3,895
Less Tax Effect	—	(1,363)

Net gain on sale of Pulse ownership rights	—	2,532

Net Income excluding gain on sale of Pulse Ownership rights	$46,029	$41,491

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

	Quarter Ended
	2006				2005
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$16,498	$15,473	$15,116	$14,719	$14,375
Loans charged off	(788)	(272)	(379)	(380)	(529)
Loan recoveries	244	206	347	444	175

Net (charge-offs) recoveries	(544)	(66)	(32)	64	(354)
Allowance established at acquisition	—	—	—	—	429
Provision for loan losses	247	1,091	389	333	269

Balance at end of period	$16,201	$16,498	$15,473	$15,116	$14,719

Allowance for loan losses / period-end loans	1.18%	1.23%	1.20%	1.20%	1.14%
Allowance for loan losses / nonperforming loans	442.9	401.6	370.0	401.3	415.9
Net charge-offs (recoveries) / average loans (annualized)	0.16	0.02	0.01	(0.02)	0.11

NONPERFORMING ASSETS
Nonaccrual loans	$3,529	$3,907	$4,088	$3,570	$3,524
Accruing loans 90 days past due	129	201	94	197	15

Total nonperforming loans	3,658	4,108	4,182	3,767	3,539
Foreclosed assets	453	543	545	588	705

Total nonperforming assets	$4,111	$4,651	$4,727	$4,355	$4,244

As a % of loans and foreclosed assets	0.30%	0.35%	0.37%	0.35%	0.33%

CAPITAL RATIOS
Tier 1 Risk-based	14.35%	14.72%	14.51%	14.54%	14.17%
Total Risk-based	15.32	15.75	15.49	15.52	15.13
Tier 1 Leverage	8.87	8.91	8.39	8.22	8.56
Equity to assets	10.56	10.81	10.30	10.17	10.11

	Three Months Ended		Year Ended
	Dec. 31,		Dec. 31,
NONINTEREST INCOME	2006	2005	2006	2005
Gain on sale of student loans	$90	$48	$2,141	$1,802
Gain on sale of PULSE ownership rights	—	—	—	3,895
Gain on securities transactions, net	2	6	62	235
Trust fees	2,093	1,916	7,665	7,068
Service charges on deposits	5,661	5,493	22,450	21,381
Real estate mortgage fees	759	474	2,539	2,081
Net gain (loss) on sale of foreclosed assets	3	(3)	(10)	60
ATM and credit card fees	1,655	1,331	6,214	4,961
Other noninterest income	784	701	3,607	2,697

Total Noninterest Income	$11,047	$9,966	$44,668	$44,180

NONINTEREST EXPENSE
Salaries and employee benefits	$10,791	$10,268	$44,180	$40,317
Net occupancy expense	1,488	1,353	5,986	5,043
Equipment expense	1,758	1,675	7,039	6,191
Printing, stationery and supplies	519	497	2,067	1,988
ATM and credit card expenses	859	747	3,398	2,908
Audit fees	218	311	856	1,104
Legal, tax and professional fees	561	688	2,289	2,611
Correspondent bank service charges	367	342	1,353	1,438
Advertising and public relations	703	665	2,472	2,558
Amortization of intangible assets	433	214	1,491	680
Other noninterest expense	3,435	2,761	12,005	10,811

Total Noninterest Expense	$21,132	$19,521	$83,136	$75,649

TAX EQUIVALENT YIELD ADJUSTMENT	$1,161	$1,194	$4,656	$4,793

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended
	Dec. 31, 2006
	Average	Tax Equivalent	Yield /
	Balance	Interest	Rate
Interest earning assets:
Fed funds sold	$43,071	$552	5.02%
Interest bearing deposits in nonaffiliated banks	1,035	13	5.15%
Taxable securities	877,611	9,956	4.54%
Tax exempt securities	245,777	3,751	6.10%
Loans	1,357,205	27,453	8.03%

Total interest earning assets	2,524,699	41,725	6.56%
Noninterest earning assets	253,354

Total assets	$2,778,053

Interest bearing liabilities:
Deposits	$1,679,214	$11,754	2.78%
Fed funds purchased and other short term borrowings	150,063	1,840	4.86%

Total interest bearing liabilities	1,829,277	13,594	2.95%

Noninterest bearing liabilities	653,646
Shareholders’ equity	295,130

Total liabilities and shareholders’ equity	$2,778,053

Net interest income and margin (tax equivalent)		$28,131	4.43%

	Year Ended
	Dec. 31, 2006
	Average	Tax Equivalent	Yield /
	Balance	Interest	Rate
Interest earning assets:
Fed funds sold	$60,230	$2,797	4.58%
Interest bearing deposits in nonaffiliated banks	3,826	184	4.80%
Taxable securities	875,247	39,298	4.49%
Tax exempt securities	235,569	14,653	6.22%
Loans	1,308,309	102,218	7.81%

Total interest earning assets	2,483,181	159,150	6.42%
Noninterest earning assets	255,133

Total assets	$2,738,314

Interest bearing liabilities:
Deposits	$1,702,051	$42,972	2.52%
Fed funds purchased and other short term borrowings	120,566	5,656	4.69%

Total interest bearing liabilities	1,822,617	48,628	2.67%

Noninterest bearing liabilities	631,580
Shareholders’ equity	284,117

Total liabilities and shareholders’ equity	$2,738,314

Net interest income and margin (tax equivalent)		$110,522	4.46%